Exhibit 99.1

CONTACT:    Jon Faulkner
Chief Financial Officer
706-876-5814
jon.faulkner@dixiegroup.com

THE DIXIE GROUP REPORTS THIRD QUARTER 2012 RESULTS

CHATTANOOGA, Tenn. (November 9, 2012) - The Dixie Group, Inc. (NASDAQ:DXYN) today reported financial results for the third quarter ended September 29, 2012. In the third quarter of 2012, the company had sales of $65,822,000 and income from continuing operations of $269,000, or $0.02 per diluted share, compared with income from continuing operations of $22,000, or $0.00 per diluted share for the third quarter of 2011. Net sales decreased by $3,785,000 for the fiscal third quarter of 2012, compared with the third quarter of 2011, primarily due to a one-time sales promotion in the prior period. Year-to-date sales were $195,238,000, with a loss from continuing operations of $240,000 or $0.02 per diluted share, compared with sales of $204,761,000 and income from continuing operations of $1,474,000 or $0.11 per diluted share, from the year-ago period. When adjusting for the number of weeks in the two periods, net sales for the year-to-date were 2.4% below the same period of 2011.

Commenting on the results, Daniel K. Frierson, chairman and chief executive officer, said, “We continued our strong residential growth in the quarter with 6.5% increase in product sales, excluding a one-time promotional special in the prior year. Each of our residential brands had nice increases through the retail and design channels. The only area of decline was in our mass merchant category, due primarily to the non-repeating one-time promotion in 2011. Our residential product sales, including mass merchants, declined 2.9% relative to a slight growth for the industry. Our commercial sales during the period were hurt by a slow start to the quarter with a sales decline of 10.6% relative to the industry growth in the low-single digits. We are excited by our new management team led by Lee Martin, who came on board during the quarter, and who has developed new growth plans for our commercial business. Our business started the quarter slower but strengthened throughout the period and has continued to be stronger during October.

“Our focus on new products to drive growth has continued with our new Speak Collection of high-performance modular carpet tile being introduced during the period. This, along with the continued success of our Chrome Collection in the commercial marketplace, has given us confidence in seeing stronger results in the year ahead. Project activity in the commercial market has been exceeding expectations. The launch of Stainmaster® TruSoft™ during the quarter is proving successful across all of our residential product lines and market categories. We are reaping the rewards of being one of the first two participants to market with this revolutionary breakthrough in soft fiber technology. We continued double digit growth in the wool market, led by the introduction of our line of Permaset wool products which give the designer unlimited color flexibility. We have spent heavily this year with increased investment in new product development and sampling of products to our customers. We remain committed to being the industry leader in style and design and this investment enables us to continue outperforming the industry.

“Margins for the third quarter have improved relative to the prior year with a gross profit margin of 25.2%, compared to 22.7% in the prior-year period. This has been due to better quality and efficiency. Most notable have been the improvements in our Atmore and Eton tufting operations as we have simplified and streamlined these operations by establishing dedicated tufting facilities to focus on specific segments of the market. We spent over $300,000 during the quarter to implement this change and over $1 million year-to-date. Our selling, general and administrative expenses were 24.0% of net sales for the quarter, compared to 20.8% in the year-ago period. This higher expense is partially due to our heavy investment this year in added sampling expenses with the launch of the line of Stainmaster® TruSoft™ products as we continue to pursue above industry growth.

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The Dixie Group Reports Third Quarter Results

November 9, 2012

“Capital expenditures were $2.0 million year-to-date while our depreciation and amortization were $7.1 million year-to-date. Including the acquisition of the Colormaster continuous dye-house we purchased early in November, we anticipate capital investments to be approximately $9.5 million for the year. The acquisition of the Colormaster facility will have a negative effect on earnings during the transition period as we ramp up production to take advantage of the more efficient dye capabilities of the facility. Our working capital rose slightly during the quarter, primarily due to higher accounts receivable. Our total debt was $75.8 million and our availability under our credit lines stood at $20.2 million as of quarter end.

“The fourth quarter is coming in stronger than the weaker summer months as we have seen positive signs in the housing market beginning to take effect. We still believe that the upper-end residential market will continue to outperform the market in general. We have renewed vigor in the commercial market under our new management team and with our new line of Speak modular carpet tile products. Our continued emphasis on operational efficiency and the coming integration of the Colormaster facility will help us to expand our product offerings to position us for continued growth,” Frierson concluded.

The company's loss from discontinued operations was $167,000, or $0.01 per diluted share, for the third quarter of 2012, compared with a loss from discontinued operations of $65,000, or $0.00 per diluted share, for the prior year. Including discontinued operations, the company reported a net income of $102,000, or $0.01 per diluted share, for the third quarter of 2012, compared with net loss of $43,000, or $0.00 per diluted share, for the year-earlier period. The company's loss from discontinued operations was $272,000, or $0.02 per diluted share, for the nine months ended September 29, 2012, compared with a loss from discontinued operations of $127,000, or $0.01 per diluted share, for the nine-month period ended October 1, 2011. Including discontinued operations, the company reported a net loss of $512,000 or $0.04 per diluted share, for the first nine months of 2012, compared with a net income of $1,347,000, or $0.10 per diluted share, for the prior period.

A listen-only Internet simulcast and replay of Dixie's conference call may be accessed with appropriate software at the Company's website or at www.earnings.com. The simulcast will begin at approximately 11:00 a.m. Eastern Time on November 9, 2012. A replay will be available approximately two hours later and will continue for approximately 30 days. If Internet access is unavailable, a listen-only telephonic conference will be available by dialing (913) 312-1446 at least ten minutes before the appointed time. A seven-day telephonic replay will be available two hours after the call ends by dialing (719) 457-0820 and entering 4342839 when prompted for the access code. For further information, please see our updated investor presentation at www.thedixiegroup.com and click on the Investor Relations tab; the file is listed under Overview - Featured Reports.

The Dixie Group (www.thedixiegroup.com) is a leading marketer and manufacturer of carpet and rugs to higher-end residential and commercial customers through the Fabrica International, Masland Carpets, Dixie Home, and Masland Contract brands.

Statements in this news release, which relate to the future, are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, raw material and transportation costs related to petroleum prices, the cost and availability of capital, and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

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The Dixie Group Reports Third Quarter Results

November 9, 2012

THE DIXIE GROUP, INC.
Consolidated Condensed Statements of Operations
(unaudited; in thousands, except earnings per share)

	Three Months Ended		Nine Months Ended
	September 29, 2012	October 1, 2011	September 29, 2012	October 1, 2011
NET SALES	$65,822	$69,607	$195,238	$204,761
Cost of sales	49,265	53,834	147,260	155,695
GROSS PROFIT	16,557	15,773	47,978	49,066
Selling and administrative expenses	15,785	14,493	46,530	44,830
Other operating (income) expense, net	(48)	102	48	(349)
Facility consolidation and severance expenses, net	—	—	—	(563)
OPERATING INCOME	820	1,178	1,400	5,148
Interest expense	781	904	2,270	2,736
Other income, net	(189)	(21)	(281)	(26)
Refinancing expenses	—	317	—	317
Income (loss) from continuing operations before taxes	228	(22)	(589)	2,121
Income tax provision (benefit)	(41)	(44)	(349)	647
Income (loss) from continuing operations	269	22	(240)	1,474
Loss from discontinued operations, net of tax	(167)	(65)	(272)	(127)
NET INCOME (LOSS)	$102	$(43)	$(512)	$1,347

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.02	$0.00	$(0.02)	$0.11
Discontinued operations	(0.01)	(0.00)	(0.02)	(0.01)
Net income (loss)	$0.01	$(0.00)	$(0.04)	$0.10

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.02	$0.00	$(0.02)	$0.11
Discontinued operations	(0.01)	(0.00)	(0.02)	(0.01)
Net income (loss)	$0.01	$(0.00)	$(0.04)	$0.10

Weighted-average shares outstanding:
Basic	12,650	12,596	12,630	12,582
Diluted	12,713	12,648	12,630	12,632

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The Dixie Group Reports Third Quarter Results

November 9, 2012

THE DIXIE GROUP, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	September 29, 2012	December 31, 2011
ASSETS	(Unaudited)
Current Assets
Cash and cash equivalents	$114	$298
Receivables, net	31,990	29,173
Inventories	70,991	63,939
Other	8,746	7,589
Total Current Assets	111,841	100,999

Property, Plant and Equipment, Net	63,266	67,541
Other Assets	14,617	14,403
TOTAL ASSETS	$189,724	$182,943

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$31,873	$31,853
Current portion of long-term debt	3,058	2,729
Total Current Liabilities	34,931	34,582

Long-Term Debt
Senior indebtedness	58,808	52,806
Mortgage note payable	9,588	10,141
Equipment notes payable	1,847	2,061
Capital lease obligations	2,483	349
Deferred Income Taxes	3,547	4,804
Other Liabilities	14,328	13,815
Stockholders' Equity	64,192	64,385
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$189,724	$182,943

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The Dixie Group Reports Third Quarter Results

November 9, 2012

Use of Non-GAAP Financial Information:
(in thousands)

The Company believes that non-GAAP performance measures, which management uses in evaluating the Company's business, may provide users of the Company's financial information with additional meaningful bases for comparing the Company's current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. However, the non-GAAP performance measures should be viewed in addition to, not as an alternative for, the Company's reported results under accounting principles generally accepted in the United States.

The nine months of 2012 contained 39 operating weeks, compared with 40 operating weeks in the nine months of 2011. Percentage changes in net sales have been adjusted to reflect the comparable number of weeks in the reporting periods.

	Nine Months Ended
	September 29, 2012	October 1, 2011
Net Sales Adjusted:
Weeks in period	39	40

Net sales as reported	$195,238	$204,761
Adjusted for weeks	—	(4,711)
Non-GAAP net sales as adjusted	$195,238	$200,050

Further non-GAAP reconciliation data, including Non-GAAP Adjusted Operating Income, Adjusted EBIT and Adjusted EBITDA, are available at www.thedixiegroup.com under the Investor Relations section.

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